Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Participants and Board of Trustees of

The FirstBank 401(k) Retirement Plan

for Residents of Puerto Rico:

We consent to the incorporation by reference in the registration statement (No. 333-106656) on Form S-8 of First BanCorp. of our report dated July 12, 2017, with respect to the statements of net assets available for benefits of The FirstBank 401(k) Retirement Plan for Residents of Puerto Rico as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the supplemental schedules of Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2016 and Schedule H, line 4a – Schedule of Delinquent Participant Contributions for the year then ended, which report appears in the December 31, 2016 annual report on Form 11-K of The FirstBank 401(k) Retirement Plan for Residents of Puerto Rico.

/s/ KPMG LLP

San Juan, Puerto Rico

July 12, 2017